                    CLINICAL MANUFACTURE AND SUPPLY AGREEMENT

     THIS AGREEMENT (the "Agreement") is entered into on February 21, 2000 by and between International Isotopes Inc., a Texas corporation, with its principal place of business at 3100 Jim Christal Road, Denton, Texas 76207 ("I3"), and NeoRx Corporation, a Washington corporation, with its principal place of business at 410 West Harrison Street, Seattle, Washington 98119-4007 ("NeoRx").

                                   WITNESSETH

     WHEREAS, NeoRx has obtained an exclusive license under certain patents and the right to use certain technology and processes to make, use, sell and distribute the Product (as hereafter defined), which is a radiopharmaceutical product, for clinical and commercial purposes; and

     WHEREAS, I3 is in the business of manufacturing a full range of radiochemicals and radiopharmaceuticals, and is the sole owner of a radiopharmaceutical manufacturing facility located in Denton, Texas (the "Building"); and

     WHEREAS, NeoRx and I3 have entered into that certain Design Phase Agreement, through which I3 has agreed to design the Clinical Manufacturing Facility and Process for the benefit of NeoRx, and NeoRx has agreed to pay I3 for such services; and

     WHEREAS, the parties desire to set forth the terms under which I3 will install and qualify the Clinical Manufacturing Facility and Process within the Building to be used for Processing the Product for use in Clinical Trials;

     WHEREAS, NeoRx desires that I3 manufacture and supply to and on behalf of NeoRx certain quantities of the Product for use in Clinical Trials, and I3 is willing to perform such services to and on behalf of NeoRx, all in accordance with the terms and conditions set forth in this Agreement;

     NOW THEREFORE, in consideration of the foregoing promises and agreements set forth herein, the parties agree as follows:

                             ARTICLE I - DEFINITIONS

     1.1 "Affiliate" of a Party means any corporation or other business entity controlled by, controlling or under common control with such Party. For this purpose, "control" means direct or indirect beneficial ownership of thirty-five percent (35%) or more of the voting and income interest in such corporation or other business entity.

     1.2 "Building" means the entire 25,000 square foot radiopharmaceutical manufacturing facility owned by I3 and located in Denton, Texas.

     1.3 "Calibration Time" is 12:00 noon Central Time on the day following the manufacturing date of a particular Batch of Product.

[ * ] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE COMMISSION.

     1.4 "Certificate of Analysis" means a written certificate produced by I3 verifying that a particular dose of Product meets all Product Specifications, and that the methodology used to Process the Product met all Requirements, cGMP and all other applicable laws and regulations.

     1.5 "Change Control" means a procedure, governed by I3's Standard Operating Procedures, for assessing the potential impact on the regulatory status, validation status, and safety of any proposed change to a Validated Process or the validated equipment and utilities associated with that Process prior to implementation of that change.

     1.6 "Clinical Batch" means a production batch of the Product intended to have uniform character and quality that is Processed by I3 in accordance with the terms and conditions of this Agreement. [ * ]

     1.7 "Clinical Facility Information" means all written information given to the FDA to support the approval of the Clinical Manufacturing Facility as being qualified and Validated to manufacture the Product for Clinical Trials.

     1.8  "Clinical Facility Qualification Plan" has the meaning as set forth in
Section 2.1(b).

     1.9 "Clinical Facility Qualification Report" has the meaning as set forth in Section 2.4(a).

     1.10 "Clinical Facility Validation Plan" has the meaning as set forth in
Section 2.1(c).

     1.11 "Clinical Facility Validation Report" has the meaning as set forth in
Section 2.4(b).

     1.12 "Clinical Manufacturing Facility" means that portion of the Building that will be designed and constructed in accordance with the Construction Specifications for use as a radiopharmaceutical manufacturing facility, and which is to be dedicated to the clinical manufacture of the Product.

     1.13 "Clinical Trials" means any trials for clinical development of pharmaceutical products defined as "Phase I," "Phase II," "Phase III," or "Treatment IND" in FDA regulations, as amended from time to time.

     1.14 "Construction Specifications" means the specifications for the construction, characteristics and operations of the Clinical Manufacturing Facility and the Process as set forth in the Construction Design Plans attached hereto as Exhibit A, which may be amended from time to time by written agreement of the parties.

     1.15 "Construction Fee" has the meaning as set forth in Section 2.2.

     1.16 "cGMP" means the current good manufacturing practices required by the FDA and set forth in the FD&C Act or FDA regulations, policies, or guidelines in effect at a particular time for the manufacture, testing and quality control of pharmaceutical materials as applied to drugs except to the extent that another jurisdiction within the North American Market imposes standards for the manufacture, testing and quality control of pharmaceutical materials as applied to drugs are higher or more stringent than those required by the FDA, in which case such standards will apply.

     1.17 "Dedicated Moveable Equipment" means all equipment except hot cells and glove boxes purchased by NeoRx for exclusive use in Processing the Product.

     1.18 "Dedicated Fixed Equipment" means hot cells and glove boxes purchased by NeoRx for exclusive use in Processing the Product.

     1.19 [ * ]

     1.20 "Effective Date" means the date this Agreement is entered into, as indicated in the first paragraph of this Agreement.

     1.21 "Facility Master File" or "FMF" means the Facility Master File dossier prepared by I3 and filed with the FDA, which provides the FDA with specific (and proprietary) chemistry, manufacturing and controls information for the Building.

     1.22 "FDA" means the United States Federal Food and Drug Administration.

     1.23 "FD&C Act" means the United States Federal Food, Drug and Cosmetic Act, as amended.

     1.24 "IND" means an Investigational New Drug application and any supplements thereto, as defined in FDA regulations, as amended from time to time.

     1.25 "Installation Qualification" means the program employed by I3 by which it is established that the equipment and systems used in the Process are capable of consistently operating within established limits and tolerance for purposes of Processing the Product for use in Clinical Trials.

     1.26 "Inventions" has the same meaning as set forth in Section 11.2(a).

     1.27 "Master Batch Record" means the document which sets forth the methodology and formulae for Processing each Batch. I3 may amend the Master Batch Record from time to time; provided, however, that I3 shall make such amendment only in accordance with its written Standard Operating Procedures governing Change Control for a validated process, and shall notify the FDA Master File dossier and NeoRx of such amendment prior to the implementation thereof.

     1.28 "Milestones" means the Milestones as set forth on Exhibit B, which reflect the timeline during which I3 will complete the construction, qualification and validation of the Clinical Manufacturing Facility, as such construction, qualification and validation are further described in Article II.

     1.29 "New Drug Application" or "NDA" means the application for marketing a new drug product filed by NeoRx with the FDA.

     1.30 "Operation Qualification" means the program employed by I3 by which it is established that the equipment and systems used in the Process are capable of Processing Product that consistently meets the Requirements.

     1.31 "Performance Qualification" means the program by which it is established that the Process, and all equipment and systems associated therewith, are effective and reproducible.

     1.32 "PHS Act" means the United States Public Health Service Act, as amended.

     1.33 "Primary Completion Date" has the meaning as set forth in Section 2.1.

     1.34 "Processing," "Process," and "Processed" shall have comparable meanings and mean the act of manufacturing, handling, storing, analyzing, packaging in dosage form, inspecting and labeling Product in accordance with the Master Batch Record, Product Specifications, the Requirements, cGMP and all other applicable federal, state and local laws and regulations for the manufacture of the Product for use in Clinical Trials.

     1.35 "Process Qualification" means a defined set of procedures, materials and controls by which three (3) consecutive Clinical Batches are produced according to the Master Batch Record procedures and the resulting Diagnostic and Therapeutic Doses meet all Product Specifications.

     1.36 "Process Validation" means the defined set of procedures, materials, and controls as set forth in the Clinical Facility Information, by which documented evidence provides a high degree of assurance that the Process will consistently produce the Product that meets all Product Specifications and other quality criteria and attributes as mutually agreed upon by the parties and as set forth in the applicable I3 process validation protocol.

     1.37 "Product" means a [ * ]

     1.38 "Product Specifications" means the composition of the Product, along with the set of analytical tests, methods, and acceptance criteria for Product attributes which must be met in order to prove that the Product meets the standards of quality, purity, identity and strength accepted by the FDA for this substance. Product Specifications are a critical part of the Requirements and are filed with the FDA as part of an FMF, NDA, IND or otherwise and set forth in the Clinical Facility Information. All Product Specifications are set forth on Exhibit C, which may be amended from time to time by written agreement of the parties and as dictated by the FDA and applicable laws and regulations.

     1.39 "Proprietary Information" means all information concerning a party (the "Disclosing Party") which is furnished to or created by (such as notes, analysis, compilations, studies, interpretations or other documents) the other party or its directors, officers, employees, agents, advisors or Affiliates (collectively, the "Receiving Party") as a result of entering into this Agreement and in furtherance hereof.

     1.40 "Purchase Order" means the written or electronic document sent by NeoRx from time to time to I3 that sets forth the number of Diagnostic and/or Therapy Doses ordered and the expected delivery dates.

     1.41 "Quality Control Tests" means the analytical testing of Product attributes performed by I3 according to the test methods specified by the Requirements, to determine whether a given dose meets its Product
Specifications.

     1.42 "Requirements" means those Product Specifications, Process parameters, cGMP and other governmental requirements relating to the Product, as set forth in Exhibit D, which may be revised from time to time upon written agreement of the parties and as dictated by the FDA and applicable laws and regulations. Upon such revision, I3 shall immediately implement any modified documents and/or procedures pertinent to the revised Requirements. Should the revision to the Requirements have a material effect on the cost of Processing the Product, the parties agree to meet and negotiate in good faith any price changes for the purchase of the Product.

     1.43 "Standard Operating Procedures" ("SOPs") means I3's internal written standard operating procedures, controlled by I3's quality assurance unit, governing all aspects of manufacturing and testing Product under cGMP.

     1.44 [ * ]

     1.45 "Validated" means the condition of having passed standards for Installation Qualification, Operation Qualification and Performance Qualification, as well as meeting all Construction Specifications, all Process Validation requirements, and validation of the analytical methods.

     1.46 "Validation Completion Date" has the meaning as set forth in Section 2.1.

     1.47 "Waste" means all (a) rejected or unusable Product, (b) Product not purchased by NeoRx for whatever reason, and (c) waste relating to I3's Processing of Product.

                   ARTICLE II - CONSTRUCTION OF MANUFACTURING
                              FACILITY AND PROCESS

2.1  CONSTRUCTION OF CLINICAL MANUFACTURING FACILITY

     (a) CONSTRUCTION. I3 will construct the Clinical Manufacturing Facility and Process in accordance with the Construction Specifications and the Milestones. [ * ]

     (b) QUALIFICATION. I3 will prepare and NeoRx will approve a qualification plan for the Clinical Manufacturing Facility and Process (the "Clinical Facility Qualification Plan"), which will set forth the steps to be followed by I3 in causing the Clinical Manufacturing Facility and

Process to be qualified for use in clinical trials. I3 shall prepare and execute, and deliver to NeoRx no later than thirty (30) days after the Primary Completion Date, a final Clinical Facility Qualification Report indicating that the construction of the Clinical Manufacturing Facility and the Process are complete and qualified and that I3 has satisfied all aspects of the Clinical Facility Qualification Plan. I3 acknowledges that any or all data included in the final Clinical Facility Qualification Report may be used by NeoRx for purposes of completing the CMC section of the IND.

     (c) VALIDATION. I3 will prepare and NeoRx will approve a validation plan for the Clinical Manufacturing Facility and Process (the "Clinical Facility Validation Plan"), which will set forth the steps to be followed by I3 in causing the Clinical Manufacturing Facility, analytical methods and Process to be Validated. [ * ] I3 acknowledges that any or all data included in the final Clinical Facility Validation Report may be used by NeoRx for purposes of completing the CMC section of the NDA.

     (d) COSTS. I3 shall be solely responsible for the payment of all costs in connection with the construction of the Clinical Manufacturing Facility and Process and obtaining all equipment associated therewith other than Dedicated Moveable Equipment and Dedicated Fixed Equipment; provided, however, that if, upon the prior written consent of NeoRx, I3 writes specifications for and purchases the Dedicated Moveable Equipment and Dedicated Fixed Equipment on behalf of NeoRx, then NeoRx shall reimburse I3 for the cost of such Dedicated Equipment plus a 10% markup.

     (e) DEDICATED EQUIPMENT. NeoRx shall be solely responsible for the cost of Dedicated Moveable Equipment and Dedicated Fixed Equipment (collectively, the "Dedicated Equipment"), whether such equipment is purchased or leased by NeoRx or I3. NeoRx shall remain the sole owner of all Dedicated Equipment that is purchased, and will maintain UCC filings documenting NeoRx's ownership therein during the Term of this Agreement. Upon the expiration of this Agreement, I3 shall promptly return at NeoRx's sole expense all Dedicated Equipment to NeoRx in good working condition less reasonable wear and tear; provided, however, that if NeoRx indicates in writing to I3 that NeoRx intends to sell the Dedicated Fixed Equipment at any time within sixty (60) days of the expiration or termination of this Agreement (the "Sales Notice"), I3 shall have the right to purchase the Dedicated Fixed Equipment from NeoRx at a rate equal to the original book value minus 10% for each year the Dedicated Fixed Equipment has been in service; provided, further, that I3 must exercise its right, if any, to purchase the Dedicated Fixed Equipment within thirty (30) days of NeoRx sending the Sales Notice to I3.

2.2  CONSTRUCTION FEE

     In consideration of I3's construction of the Clinical Manufacturing Facility, NeoRx shall pay to I3 a flat fee of [ * ] (the "Construction Fee"). NeoRx shall pay the Construction Fee to I3 in the following four installments:
(a) [ * ] upon full execution of this Agreement; (b) [ * ] upon completion and execution of the Clinical Facility Qualification Plan, as described in Section 2.1(b); (c) [ * ] upon completion and execution of the final Clinical Facility Validation Report, as described in Section 2.1(b); and (d) [ * ] upon filing the NDA package associated with the Product. NeoRx's obligation to pay each installment is conditioned upon its receipt of an invoice from I3 for the payment of each installment; provided, however, that NeoRx's obligation to pay the final installment of the Construction Fee is conditioned on NeoRx's acceptance of a final NDA package associated with the Product.

2.3  PERFORMANCE CHARACTERISTICS

     I3 will construct the Clinical Manufacturing Facility so that it shall have the capacity to Process Product (a) in accordance with the Product Specifications, the Requirements, cGMP and all applicable federal, state and local laws, regulations, rules and orders and (b) in the amounts set forth in
Section 3.3. The Clinical Manufacturing Facility shall be built according to the development documents created in the Design Phase Services Agreement that was executed between the parties on September 20, 1999.

2.4  CLINICAL FACILITY REPORTS

     (a) QUALIFICATION. At such times as are set forth in the Clinical Facility Qualification Plan, I3 shall prepare and submit to NeoRx a report (the "Clinical Facility Qualification Report") summarizing the activities performed pursuant to the Clinical Facility Qualification Plan, including but not limited to facility qualifications that are needed to begin producing Product for Phase III Clinical Trials. I3 shall also prepare and submit to NeoRx a final Clinical Facility Qualification Report, as described in Section 2.1(b), at such time as the Clinical Manufacturing Facility and Process are Qualified, but no later than thirty (30) days after the Primary Completion Date.

     (b) VALIDATION. At such times as are set forth in the Clinical Facility Validation Plan, I3 shall prepare and submit to NeoRx a report (the "Clinical Facility Validation Report") summarizing the activities performed pursuant to the Clinical Facility Validation Plan. I3 shall also prepare and submit to NeoRx a final Clinical Facility Validation Report, as described in Section 2.1(c), at such time as the Clinical Manufacturing Facility and Process are Validated, but no later than six (6) months after the Primary Completion Date.

2.5  FACILITY EXCLUSIVITY

     During the Term, I3 may not use the Clinical Manufacturing Facility for any purpose other than Producing Product pursuant to this Agreement or for conducting such additional activities as instructed by NeoRx and agreed upon by the parties.

2.6  REPAIRS AND MAINTENANCE

     I3 shall perform all maintenance required to maintain the Clinical Manufacturing Facility and Process in good operating condition as required by the Construction Specifications, Requirements, cGMP and all other applicable federal, state and local laws, regulations, rules or orders. In the event of any conflict between the applicable laws, regulations, rules or orders of any jurisdictions, I3 will notify NeoRx of such conflict and the parties shall act in good faith to resolve such conflict or to determine which laws, regulations, rules or orders take precedence;

provided, however, that at all times the Parties shall comply with the requirements of cGMP. The cost of all repairs and maintenance to the Clinical Manufacturing Facility and/or Process, and the replacement of any equipment other than Dedicated Equipment, shall be borne by I3. NeoRx will bear all expenses for repairs to or replacement of the Dedicated Equipment provided that I3 has been operating the Dedicated Equipment under normal operating procedures and conditions.

2.7  MODIFICATIONS

     If, at any time during the Term of this Agreement after the Clinical Manufacturing Facility and Process are Validated, the parties determine that modifications to the Clinical Manufacturing Facility or Process are required as a result of errors committed by I3 in carrying out the Clinical Facility Qualification Plan, then I3 shall make such modifications and bear all costs and expenses associated therewith. The costs for all other modifications to the Clinical Manufacturing Facility or Process as determined, or agreed to, by NeoRx, including those needed to meet agreed upon changes in the Requirements or complete agreed upon additional construction, shall be borne solely by NeoRx, subject to NeoRx's prior written authorization.

2.8  DEDICATED PERSONNEL

     During the Term of this Agreement, I3 shall dedicate the personnel listed on Exhibit E to the (a) construction, qualification and Validation of the Clinical Manufacturing Facility, the Commercial Manufacturing Facility (as described in the Commercial Manufacturing and Supply Agreement) and the Process, and (b) the Processing of the Product. If any person listed on Exhibit E terminates his or her employment with I3 during the Term of this Agreement, I3 shall replace that individual within two (2) months with someone of the same level of experience.

                ARTICLE III- MANUFACTURE & SUPPLY; OTHER SERVICES

3.1  NEORX'S SOURCE OF PRODUCT

     (a) NORTH AMERICA. During the Term of this Agreement, NeoRx will obtain from I3 at least [ * ] of its requirements of the Product for use in Clinical Trials performed in North America that are associated with the use of the Product for treatment of multiple myeloma; provided, [ * ] Accordingly, NeoRx may, from time to time during the Term, obtain from third party manufacturers up to twenty percent (20%) of its requirements of the Product for use in multiple myeloma related Clinical Trials performed in North America.

     (b) OTHER. [ * ] I3 shall have no obligation or right to Process Product that is to be used for such purposes.

3.2  PROCESS AND SUPPLY OF PRODUCT

     (a) GENERAL. I3 shall (a) Process the Product in strict conformity with the Requirements, cGMP requirements and all other applicable laws, rules and regulations, (b) maintain all documentation and quality control records regarding the Products as described herein, and (c) supply the Product to the appropriate party in accordance with the terms of this Agreement. I3 shall have no right to use, test or distribute the Product for any reason other than as expressly provided in this Agreement.

     (b) PROCESS AND SUPPLY. During the Term, I3 will Process and supply to NeoRx such doses of the Product as NeoRx may order from I3 pursuant to Purchase Orders. To fulfill the Purchase Orders, each week during the Term of this Agreement I3 shall Process such Batches, or partial Batches, as is necessary to produce only the number of doses of the Product ordered and scheduled for delivery during such week.

     (c) SITE OF PROCESSING; SUBCONTRACTING. I3 will Process all of the Product at the Clinical Manufacturing Facility. Under no circumstances will I3 Process any Product at any other location or subcontract out to a third party all or any part of the Processing or testing of the Product without NeoRx's prior written consent.

     (d) APPROVAL FOR MANUFACTURING CHANGES. I3 agrees that no changes will be made to any materials, Requirements, equipment, Processing or Quality Control Tests without NeoRx's prior written approval. Subsequent to such approval from NeoRx, I3 may then make such approved changes, so long as, in any event, (i) such changes are permitted by applicable governmental regulations and the terms of any licenses, registrations, authorizations or approvals previously granted by the applicable governmental entity with respect to the Product and (ii) NeoRx receives copies of all documentation relating to such approved changes. If the changes require the additional license, registration, authorization, or approval of any applicable governmental entity, I3 may not implement the changes until it receives written notice from NeoRx that the governmental entity has authorized or approved the change. I3 shall cooperate fully with NeoRx in preparing, and will provide all necessary data and information for, a submission requesting authorization or approval of a change in materials, Requirements, equipment, Processing or Quality Control Tests.

3.3  I3'S PROCESS CAPABILITIES

     During the Term of this Agreement I3 will be capable of Processing and shipping up to [ * ] The parties acknowledge and agree that during the Term of the Agreement, the actual number of Clinical Batches I3 will Process and ship per week will be dependant on the Purchase Orders I3 receives from NeoRx.

3.4  SCHEDULED FACILITY SHUTDOWN

     The parties agree that during the final two weeks of December of each year, I3 will cease production of the Product to conduct maintenance to the Clinical Manufacturing Facility and Process.

3.5  ORDERS AND FULFILLMENT

     (a) PURCHASE ORDERS. NeoRx shall deliver to I3 (i) by the close of business on Monday of each week during the Term of this Agreement, a written or electronic Purchase Order for the number of batches, and delivery dates, that NeoRx desires to purchase for delivery during the following calendar week and (ii) by the close of business on Thursday of each week during the Term of this Agreement, an amendment to the Purchase Order described in clause (i) that specifies the number of each fill size of Diagnostic Doses and/or Therapy Doses that NeoRx desires to purchase for delivery during the following calendar week. Each dose shall be shipped in such manner, and to such location, as directed by NeoRx.

     (b) ADDITIONAL PROVISIONS IN PURCHASE ORDERS. To the extent any Purchase Order, invoice or acknowledgement form contains any provisions additional or contrary to the provisions of this Agreement, such additional or contrary provision shall have no force or effect and the terms of this Agreement shall control.

     (c) NOTICE OF INABILITY TO FULFILL. I3 shall notify NeoRx by telephone and in writing immediately if I3 acquires any information that it will not be able to fulfill the then most recent Purchase Orders. I3 shall promptly notify NeoRx by telephone and in writing of any other production issues (including any proposed or potential shutdown of the Clinical Manufacturing Facility for any reason) or other information of which I3 becomes aware which may affect the regulatory status of the Product or the ability of I3 to supply Product in accordance with this Agreement and the Purchase Orders.

3.6  PROJECTED PURCHASES

     Within thirty (30) days after the Effective Date, NeoRx shall provide a twelve (12) month forecast (each, a "Forecast") to I3 that shows the projected monthly number of Clinical Batches to be purchased. This Forecast shall be maintained as a twelve (12) month rolling schedule and shall be updated at least quarterly or more often if significant changes in demand are forecast. In addition, NeoRx shall prepare a schedule of projected weekly purchases (each a "Weekly Purchase Schedule") of Clinical Batches for the first three (3) months following the Effective Date. This Weekly Purchase Schedule shall be maintained as a three (3) month rolling schedule and will be updated at least monthly. The parties acknowledge that any projections or estimates set forth in any Forecast or Weekly Purchase Schedule are subject to change by reason of unknown or unforeseen factors. Accordingly, the parties agree that such estimates shall not be binding on NeoRx and may be modified weekly by NeoRx in light of its actual purchasing needs provided that NeoRx will not order from I3 any Product in excess of I3's maximum production capabilities as described in Section 3.3.

3.7  COMPLIANCE WITH LAW; HANDLING OF PRODUCT

     While the Product is in its possession or under its control, I3 shall be responsible for complying with all applicable federal, state and local governmental statutory and regulatory requirements, including requirements relating to the manufacture, handling, storage, labeling, packaging, transportation and shipment of the Product. In performing its obligations under this Agreement, I3 shall comply with all applicable environmental and health and safety laws and shall be solely responsible for determining how to carry out these obligations; provided, however, that I3 shall consult with NeoRx where cGMP or labeling issues arise. In addition to the foregoing, at all times I3 will take all reasonable actions necessary to avoid spills and other safety concerns to persons, and damage to property or the environment resulting from the Product or any intermediates or raw materials thereof.

3.8  TESTING AND DOCUMENTATION

     I3 shall certify monthly in writing, to NeoRx's reasonable satisfaction, that each Batch was produced and tested in compliance with (i) the Requirements,
(ii) cGMP requirements, (iii) the IND or NDA (whichever is applicable) relevant to the Product, and (iv) all other applicable regulatory documents, in accordance with procedures agreed between I3 and NeoRx. The tests and analyses provided in the Requirements and the written certification referenced therein may be amended from time to time by mutual written consent of the parties. I3 shall also provide to NeoRx a Certificate of Analysis for each Clinical Batch that I3 processes.

3.9  OTHER SERVICES

     I3 shall perform the following services during the Term of the Agreement:

     (a) Obtaining, installing and qualifying all equipment to be used in Processing the Product; provided, however, that NeoRx may obtain by purchase or lease certain of the Dedicated Equipment as agreed to by the parties.

     (b) Validating in accordance with cGMP all analytical methods and manufacturing processes, which are to be developed by NeoRx in consultation with I3. All changes to an established Validation Process shall be agreed upon by the parties prior to the implementation thereof.

     (c) Performing ongoing Quality Control Tests and stability studies on the Product according to agreed upon test methods and specifications, and retaining samples of Product associated with each such test and stability study. I3 shall perform such other tests as are consistent with cGMP, as are required by the FDA and/or any other governmental entity with respect to I3's manufacture of the Product hereunder. I3 shall maintain all retained samples in a suitable storage facility (under conditions as agreed to by the parties) for such time as NeoRx may reasonably require. All such samples shall be available for inspection and testing by NeoRx at reasonable times and upon reasonable notice.

     (d) Training all appropriate I3 and NeoRx personnel with respect to the operation of the Processes, the specifications of which are to be agreed upon by the parties.

     (e) Maintaining the Clinical Manufacturing Facility and Process so that it complies with the Construction Specifications and Requirements throughout the Term of this Agreement, and ensuring that each dose of Product delivered to NeoRx meets all Product Specifications.

3.10 WASTE DISPOSAL

     I3 shall be responsible for the treatment and/or disposal of all Waste generated at I3 during the manufacturing process in accordance with established federal, state and local environmental and OSHA laws and regulations, and the maintenance of detailed and complete records related thereto.

                           ARTICLE IV - RAW MATERIALS

4.1  (166)HOLMIUM CHLORIDE

     NeoRx will contract with a third party for the supply of (166)Holmium chloride, which will be delivered to I3 directly. The delivery of
(166)Holmium chloride to I3 shall be pursuant to the delivery terms to be stated in the supply agreement between NeoRx and the third party supplier of
(166)Holmium chloride, or as otherwise agreed to by NeoRx and such third party supplier. NeoRx, in consultation with I3, will establish a procedure for just-in-time delivery of (166)Holmium chloride from third party suppliers to I3, with the amount of each delivery dependant on the actual Purchase Orders received by I3 during the Term of this Agreement. The (166)Holmium chloride shall be delivered to I3 in sufficient time to allow all Processing, testing, packaging and release of the Product to be completed the same day for delivery to the freight carrier for shipment that day. Any late deliveries of (166)Holmium chloride may cause I3 to miss the evening shipment deadline, in which case I3 shall not be held accountable or liable for the costs thereof. NeoRx shall be responsible for the cost of all (166)Holmium chloride, including all charges associated with the shipment of the
(166)Holmium chloride to the Manufacturing Facility. I3 agrees that it will use the (166)Holmium chloride provided by NeoRx only for Processing the Product, unless otherwise instructed by NeoRx. NeoRx shall remain the sole owner of all (166)Holmium chloride that is purchased, and will maintain UCC filings documenting NeoRx's ownership therein during the Term of this Agreement.

     I3 is responsible for either (a) verifying the quality of the
(166)Holmium chloride to ensure that it will meet the Requirements when Processing the Product, or (b) relying on certificates from the manufacturers of the (166)Holmium chloride with spot-checks performed by I3. I3 shall notify NeoRx immediately of any (166)Holmium chloride that is not suitable for Processing the Product, and I3 shall not be accountable for the cost thereof or for late shipments as a result of its receipt of unsuitable
(166)Holmium chloride.

4.2  DOTMP

     NeoRx will contract with a third party for the supply of DOTMP, which will be delivered to I3 directly. The delivery of DOTMP to I3 shall be pursuant to the delivery terms to be stated in the supply agreement between NeoRx and the third party supplier of DOTMP, or as otherwise agreed to by NeoRx and such third party supplier. NeoRx, in consultation with I3, shall determine the amount of DOTMP that I3 will maintain in inventory for use in Processing the Product. NeoRx shall be responsible for the cost of all DOTMP and will perform stability studies on the bulk DOTMP; provided, however, that I3 shall perform stability studies for radiolabeled DOTMP in addition to any other stability studies performed pursuant to Section 3.8(c). I3 agrees that it will use the DOTMP provided by NeoRx only for Processing the Product, unless otherwise instructed by NeoRx. NeoRx shall remain the sole owner of all DOTMP that is purchased, and will maintain UCC filings documenting NeoRx's ownership therein during the Term of this Agreement.

     I3 is responsible for either (a) verifying the quality of the DOTMP to ensure that it will meet the Requirements when Processing the Product, or (b) relying on certificates from the manufacturers of the DOTMP with spot-checks performed by I3. I3 shall notify NeoRx immediately of any DOTMP that is not suitable for Processing the Product, and I3 shall not be accountable for the cost thereof or for late shipments as a result of its receipt of unsuitable DOTMP.

4.3  OTHER

     I3 will contract with third parties and pay for the supply of all raw materials, other than shipment boxes (as described in Section 6.2(c)),
(166)Holmium chloride (as described in Section 4.1) and DOTMP (as described in Section 4.2), that are necessary to manufacture and package the Product in dosage form. I3 shall be responsible for obtaining the type and amount of all such other raw materials necessary to fulfill all Purchase Orders, the cost of which shall be covered by I3; accordingly, NeoRx shall not be responsible for paying suppliers directly, or reimbursing I3, for the cost of obtaining such raw materials other than through the payment to I3 of the purchase price for the Product as described in Article V.

4.4  UNAVAILABILITY OR SCARCITY OF (166)HOLMIUM CHLORIDE OR DOTMP

     The parties acknowledge that NeoRx's obligation to supply (166)Holmium chloride and DOTMP to I3 is conditional upon its ability to obtain a sufficient supply of such raw materials. NeoRx will use reasonable efforts to notify I3 upon NeoRx's knowledge of a shortage of either (166)Holmium chloride or DOTMP if such shortage will impact the manufacture of the Product.

                     ARTICLE V - PURCHASE PRICE AND PAYMENT

5.1  BATCH FEE

     For each [ * ] Clinical Batch of Product Processed by I3 during the Term of this Agreement, NeoRx shall pay to I3 a fee based on the following schedule:

            BATCH PER WEEK                         PRICE PER BATCH
            --------------                         ---------------
                [ * ]                                    [ * ]

     The price per Batch includes the cost of labor, materials and overhead to manufacture and test the finished vials and is exclusive of the cost of
(166)Holmium chloride, DOTMP, Shipment Boxes, Customer Service and distribution.

5.2  MINIMUM PURCHASE AGREEMENT

     Upon the Clinical Manufacturing Facility becoming fully operational and the Process meeting all Process Qualifications as required pursuant to Section 2.1(a), and through the Term of this Agreement, NeoRx agrees to purchase from I3 a minimum of one Clinical Batch per week other than during (a) the final two weeks of December of each year, during which I3 will cease production of the Product to conduct maintenance to the Clinical Manufacturing Facility and

Process as stated in Section 3.4, or (b) any week during which the Manufacturing Facility is not in operation.

5.3  SHIPPING CHARGES

     NeoRx, in consultation with I3, shall arrange for the shipment of the Product from the Clinical Manufacturing Facility to NeoRx, or such other location as determined by NeoRx. NeoRx shall be responsible for the payment of all shipping charges (including, without limitation, freight, handling, insurance, customs, duties and all other transportation related items) associated with such shipments. NeoRx shall make all payment directly.

5.4  INVOICES

     I3 shall invoice NeoRx bi-weekly for any Product Processed by I3 in response to Purchase Orders during the two weeks prior to the date of each invoice. NeoRx shall pay for such Product within thirty (30) days of its receipt of such invoice, with a two (2%) discount allowed for payment in full within ten
(10) days from the date of NeoRx's receipt of such invoice. I3 shall reference the applicable Purchase Orders on all invoices. If NeoRx disagrees in good faith for any reason with the amount of an invoice, NeoRx shall notify I3 in writing of such disagreement within ten (10) business days of receipt of such invoice, and the Parties shall promptly endeavor to resolve the dispute in good faith according to Section 13.3; provided, however, that NeoRx shall timely pay all amounts not in dispute. If NeoRx is found to have incorrectly disputed any amount of any invoice, NeoRx shall promptly pay such amount to I3 together with interest at an annual rate of eighteen percent (18%) from the date of the invoice through the date of payment.

5.5  MARKET CHANGES

     In the event of any unanticipated and severe changes in market conditions or other circumstances affecting the costs of the Product, the parties agree to discuss such changed circumstances and to negotiate in good faith appropriate adjustments to the price of the Product to reflect such changes.

                              ARTICLE VI - DELIVERY

6.1  DELIVERY

     All Product purchased by NeoRx hereunder shall be delivered F.O.B. place of manufacture. All Product to be shipped from the Clinical Manufacturing Facility pursuant to a NeoRx Purchase Order shall be identified and designated by I3 as to specified doses (and complete shipping advice) for delivery to NeoRx as soon as possible in I3's Process of the Product. I3 shall be responsible for properly packaging each Clinical Dose for shipment and preparing the shipping labels according to the corresponding Purchase Order.

6.2      PACKAGING AND SHIPPING MATERIALS

     (a) PACKAGING AND SHIPPING MATERIALS. NeoRx will provide all packaging and shipping materials, other than labels, associated with shipments of the Product. NeoRx will be responsible for testing to United States Department of Transportation standards. All costs associated with developing and obtaining the packaging and shipping materials, other than labels, shall be borne by NeoRx.

     (b) LABEL ARTWORK. NeoRx, in consultation with I3, will provide final artwork for all labels used on the packaging and shipping materials, which shall comply with all FDA regulations. All costs associated with the purchase and supply of such labels shall be borne byI3.

     (c) SHIPMENT BOXES. NeoRx will contract with third parties for the supply of lead shipment boxes to be used by I3 in shipping the Product to or on behalf of NeoRx. NeoRx shall remain the sole owner of all shipment boxes that are purchased, and will maintain UCC filings documenting NeoRx's ownership therein during the Term of this Agreement. Upon the termination of this Agreement, I3 shall promptly return all shipment boxes in I3's inventory to NeoRx.

6.3  INSPECTION AND ACCEPTANCE

     (a) REJECTION OF DOSES. All Product shipped from the Clinical Manufacturing Facility shall comply with the Product Specifications and Requirements. Each dose of Product delivered by I3 according to a Purchase Order shall be accompanied by a Certificate of Analysis relating to such dose. Any party receiving a dose of Product from I3 pursuant to a Purchase Order may reject such dose if (i) I3 fails to deliver a Certificate of Analysis prior to use of such dose or as required by the FDA, (ii) such party finds that the dose does not meet the Product Specifications, (iii) NeoRx finds that such dose was not Processed in strict accordance with the Requirements and other terms of this Agreement, or (iv) such party finds that the dose was shipped improperly or untimely. If any party rejects a dose pursuant to the preceding sentence, then the party will return such dose to I3 along with a written notice stating the reasons justifying such rejection, and I3 shall promptly replace such rejected doses. I3 will be responsible for all costs associated with any rejected doses, up to the value of the rejected dose, and will reimburse NeoRx for any damages, costs and expenses incurred by NeoRx as a result of such rejected dose(s) up to an amount equal to the value of the rejected dose(s).

     (b) DISAGREEMENT WITH REJECTION. If I3 disagrees with NeoRx's determination that a shipment of Product does not meet the Product Specifications and Requirements, the parties will (i) replace the rejected dose(s) as soon as practicable, and then (ii) meet to review all relevant data to determine the cause of such rejection. The parties will make every reasonable effort to resolve the disagreement amicably. If the parties cannot resolve the disagreement, the parties will select a mutually agreeable outside consulting firm to review all applicable and pertinent information and data to determine the cause of the rejection. The party against whom the consulting firm rules shall bear all costs associated with the rejected dose(s) and the consulting firm. If both parties are deemed to share responsibility for the rejection, then such costs shall be allocated on a pro-rata share of the assigned blame. If the cause cannot be determined then each party shall pay 50% of the costs. I3 cannot be in breach of this Agreement because of an improper rejection or the inability to promptly supply replacement Product after an improper rejection.

                  ARTICLE VII - REPRESENTATIONS AND WARRANTIES

7.1  LABOR AND EQUIPMENT

     I3 represents that it shall furnish all qualified labor, validated equipment and facilities necessary to Process Product in the amounts, and in the timely manner, as set forth in each Purchase Order.

7.2  RAW MATERIALS

     I3 represents that it will purchase all raw materials, other than
(166)Holmium chloride, DOTMP and Shipment Boxes necessary to Process, label and store the Product in strict accordance with the Requirements, cGMP and all applicable laws or regulations and shall be responsible for vendor qualification and all raw material testing in accordance with written standard operating procedures and applicable I3 raw material specifications for chemical and microbiological characteristics, and shall comply with all applicable federal, state and local laws and regulations.

7.3  CLINICAL MANUFACTURING FACILITY AND PROCESS

     I3 represents that it will maintain the Clinical Manufacturing Facility and Process according to the Requirements, Construction Specifications, cGMP and all applicable laws and regulations.

7.4  PROCESSING REQUIREMENTS

     I3 extends to NeoRx and to any purchaser of Products from or through NeoRx the following warranties: Each and every dose of the Product that I3 sells to NeoRx shall on and before delivery to or on behalf of NeoRx:

     (a) Be Processed, manufactured, produced, packaged and labeled in strict accordance with (i) the Requirements, (ii) all federal (including FDA), state and local laws, statutes, regulations or other requirements relating thereto and applicable to the intended use of such Product, (iii) cGMP, (iv) FMF pertaining to the Process and the Facility (which I3 will file with the FDA), and (v) any information provided by I3 to NeoRx for inclusion in a NDA or IND. I3 grants to NeoRx permission to reference I3's FMF in NeoRx's regulatory filings with the FDA pertaining to the Product.

     (b) Not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act, 21 USC 301 ET SEQ., the Fair Packaging and Labeling Act, 15 USC 1451 ET SEQ., or other applicable federal, state or local statutes, regulations or other requirements. For purposes of this warranty, the Product shall be adulterated or misbranded on or before the date of delivery to the end user if as a result of any defect in the manufacture, preparation, packaging or storage of the Product by I3 prior to the delivery to the end user, the Product subsequently became adulterated or misbranded under the Federal Food, Drug and Cosmetic Act or equivalent state laws.

7.5  RECORDS RELATING TO WASTE DISPOSAL

     I3 represents that it shall obtain and maintain all waste generator licenses, disposal manifests and other records in accordance with applicable federal, state and local laws and regulations.

7.6  CHANGES TO PRODUCT AND PROCESS

     I3 represents that it shall not implement any changes, material or otherwise, relating to the Product, its Requirements (including Product Specifications), or Validated Process without NeoRx's prior written approval of such change. A change is defined as any variation in the written procedures currently in place that (i) impacts the regulatory commitments for the Product,
(ii) may require revalidation, (iii) may affect the quality, purity, identity or strength of the Product or dose of the Product or (iv) would necessarily result in changing, altering or modifying the Requirements, test methods, sampling procedures, qualification procedures, Facility Master File or Master Batch Record relating to the Product.

7.7  CHANGES AND WRITTEN AUTHORIZATION

     Changes, extensions, or other modifications to this Agreement may be made by mutual agreement at any time during the period of performance hereof. Changes to this Agreement will be executed only by individual(s) authorized by the respective parties to make such changes. Changes will take the form of a fully executed modification to this Agreement.

7.8  SAFETY PROCEDURES

     I3 represents that it shall have primary responsibility for adopting and enforcing safety procedures for the handling and production of the Products at the Clinical Manufacturing Facility that comply in all material respects with all federal, state and local environmental and occupational safety and health requirements.

7.9  LIMITATIONS ON WARRANTIES

     (a) Except as otherwise expressly set forth in this agreement, I3 makes no representations and extends no warranties of any kind, either express or implied, including any express or implied warranties of merchantability or fitness for a particular purpose.

     (b) Except as otherwise expressly set forth in this agreement, NeoRx makes no representations and extends no warranties of any kind.

7.10 LIMITATION ON LIABILITY

     Other than as expressly set forth in this agreement, neither party shall be liable to the other for direct, indirect, special, incidental, or consequential damages (including loss of profits) whether based on contract, tort, or any other legal theory.

                   ARTICLE VIII - PERMITS; RECORDS AND AUDITS

8.1  LICENSES AND PERMITS

     (a) NEORX. NeoRx shall be responsible for obtaining and maintaining such drug licenses, registrations, listings, authorizations and approvals as the FDA or any other applicable governmental entity may require to enable the use of Product in Clinical Trials and marketing of the Product wherever such activities will occur. I3 shall take all reasonable actions necessary to assist NeoRx in obtaining and maintaining all such licenses, registrations, listings, authorizations and approvals. NeoRx and/or its designee shall serve as the point of contact with the FDA and any other applicable governmental entity concerning such licenses, registration, authorizations or approvals, but may, as appropriate, request I3's assistance with FDA and/or other applicable governmental entity communications.

     (b) I3. I3 shall be responsible, in coordination with NeoRx, for obtaining and maintaining all necessary licenses, registrations, authorizations, and approvals, other than those required to market the Product or use it in Clinical Trials, which are necessary to perform its obligations under this Agreement, including its activities relating to the manufacturing, handling, storing, labeling, packaging, transporting and shipping the Product under cGMP conditions and other regulatory requirements including, but not limited to, the use and handling of radioactive materials. I3 shall provide NeoRx with copies of any correspondence sent from I3 to governmental entities relating to the Product at the time such correspondence is sent by I3; provided, if it becomes necessary for I3 to provide any NeoRx proprietary and/or confidential information to any third party or governmental authorities, it shall not do so without the express written authorization of NeoRx, and then only after adequate steps have been taken to ensure the confidentiality of such information. I3 shall provide NeoRx with copies of any comments, responses, notices or other correspondence received by I3 from any governmental entity relating to the Product within two (2) days of receipt of such correspondence by I3 purged of any I3 proprietary information and/or trade secrets.

8.2  OPERATIONAL RECORDS

     During the Term of this Agreement, and for five (5) years after I3's Processing any Product (unless a longer time is required by applicable law), I3 shall maintain records and samples necessary to evidence compliance with (a) all applicable governmental laws, regulations and other requirements relating to the manufacture of the Product; (b) relevant sections of the IND or NDA (whichever is applicable) relevant to the Product, and corresponding licenses, registrations, authorizations or approvals for foreign jurisdiction(s) as advised by NeoRx; and (c) the Product Specifications. I3 may also retain records with respect to its obligations and performance under this Agreement. I3 shall also maintain ongoing detailed and complete records relating to (a) Purchase Orders received, (b) raw materials purchased and stored, (c) Product manufactured, (d) manufacturing steps and processes, (e) quality assurance and quality control procedures for the Product, (f) qualification reports, (g) shipment of the product and any returns (h) disposal of Waste, and the like. I3 will provide reasonable access thereto to NeoRx from time to time upon NeoRx's reasonable request.

8.3  GOVERNMENTAL RECORDS AND AUDITS

     (a) RECORDS AND AUDITS. I3 will cooperate with NeoRx as requested thereby in obtaining and maintaining all FDA and other regulatory approvals necessary to enable NeoRx to use the Products as intended under this Agreement. I3 shall prepare and supply to NeoRx all documents and updates to records with regard to Processing the Products that are required by the FDA. I3 shall submit to all inquiries and inspections by the FDA. I3 shall promptly notify NeoRx of any FDA interactions and/or correspondence relating to I3's operations that could relate, directly or indirectly, to the Product. I3 shall provide NeoRx with copies of all documents, reports or communications received from any federal, state or local governmental authorities that relate in any way to I3's Processing and/or storing the Product and all I3 documents responding thereto. I3 shall immediately inform NeoRx of all FDA audits pertinent to NeoRx's Product or Requirements and shall permit NeoRx's personnel and representatives who are trained in I3's audit procedures to be present and participate in such audits. Similarly, NeoRx shall inform I3 in advance of FDA planned audits of NeoRx if such audits relate directly to the Products. I3 shall immediately provide NeoRx with copies of any regulatory letters or other documents issued by the FDA and received by I3 in connection with the audit or any inspection relating to the Product, and allow NeoRx to participate in the drafting of responses to any FDA inspectional observations or regulatory letters.

     (b) INSPECTIONS. If NeoRx is required by any governmental authority to have inspected or approved the site of manufacturing or storing the Product or any raw materials related thereto, I3 shall permit officials of the governmental authority to inspect the facility where the Product is manufactured or stored. NeoRx has the right to have a NeoRx representative present in the Clinical Manufacturing Facility during all scheduled FDA inspections of the Clinical Manufacturing Facility and/or Process.

8.4  STABILITY TESTING AND SAFETY RECORDS

     I3 shall maintain full, accurate and complete records and reports with respect to all stability testing and sample retention and shall supply NeoRx with copies thereof as requested by NeoRx along with reasonable samples and specimens of Product on which such testing was performed to the extent that providing samples and specimens does not negatively impact I3's ability to maintain the stability or sample retention program. In addition, at least once per quarter and at any time upon ten days' written notice from NeoRx, I3 shall provide NeoRx with copies of all Certificates of Analysis and may audit I3's records relating solely to I3's manufacture of the Product.

8.5  INSPECTIONS

     I3 shall permit employees and/or representatives of NeoRx to be present in the Clinical Manufacturing Facility during normal business hours in order to determine whether the Products are being Processed (including manufacturing, receiving, sampling, analyzing, handling, packaging and labeling) and shipped, and Waste is being disposed of, in conformity with the terms of this Agreement. NeoRx acknowledges that its employees and/or representatives may be required to first execute I3's confidentiality agreements and to complete all necessary I3 training and shall at all times comply with established health and safety procedures as set forth in that document and I3's overall health and safety requirements specified to them at the time they are in the Clinical Manufacturing Facility. In addition to the foregoing, and in conformity with FDA rules and regulations as well as all laws, rules and regulations as may be applicable to NeoRx, I3 shall further permit employees or representatives of NeoRx to inspect and sample Products designated for delivery to NeoRx and otherwise provide NeoRx with such information as it may reasonably be required to determine whether the Products are being Processed in accordance with FDA rules and regulations as well as all laws, rules and regulations as may be applicable to NeoRx and the provisions of this Agreement. NeoRx shall reject all or any portion of any Products designated by I3 for delivery to NeoRx that do not meet the Product Specifications and Requirements; and upon such rejection, NeoRx shall have no payment obligation to I3 with respect to such rejected Products. I3 shall promptly replace any Products that are rejected by NeoRx. If I3 disagrees with NeoRx's determination that a shipment of Product does not meet the Product Specifications and Requirements the two parties will seek resolution of the disagreement per Section 6.3 (b) of this document.

                         ARTICLE IX - REGULATORY MATTERS

9.1  GENERAL

     I3 and NeoRx shall be jointly responsible for the maintenance of any and all regulatory documents covering the Product, the Process, and/or the Clinical Manufacturing Facility and shall make all such documents available to NeoRx for its review upon NeoRx's request.

9.2  NEW DRUG APPLICATIONS

     I3 shall cooperate with NeoRx with respect to any NDA or IND obligations relating to the Product that are imposed by the FDA or foreign regulations (including without limitation the completion of the Chemistry and Manufacturing Controls section of such NDA), and NeoRx shall be the exclusive owner of the NDA and IND. I3 agrees to comply with all commitments made in the NDA and IND regarding I3's manufacturing responsibilities as described herein and therein.

9.3  NOTICE OF SAFETY RELATED INFORMATION

     I3 shall provide NeoRx with prompt notice of any information it receives relating to the safety of the Product, including any confirmed or unconfirmed information on adverse, serious, or unexpected events associated with the use or toxicity of the Product regardless of the source.

For serious (based on a good faith evaluation), unexpected events, notice must be given by telephone within one (1) business day after receipt of the information and followed by written notice not less than one (1) week thereafter. NeoRx, with I3's cooperation, shall be responsible for responding to the FDA and filing any reports with the FDA concerning such reactions (including Drug Experience Reports) caused by the Product.

9.4  NEW REGULATORY REQUIREMENTS

     Each party shall promptly notify the other of new or amended regulatory requirements of which it becomes aware that are relevant to the Processing of the Product under this Agreement and that are required by the FDA, other applicable governmental entity or other applicable laws or governmental regulations, and shall confer with each other with respect to the best means to comply with such requirements.

                               ARTICLE X - RECALLS

     The parties agree to immediately inform each other in writing of all incidents and/or any Product that is alleged or proved to be the subject of recall, market withdrawal or correction and shall cooperate with each other in such recall, market withdrawal or correction. Any such recall, market withdrawal or correction shall be at the sole expense of I3 if the Product does not meet the Processing Requirements specified in Section 7.4. NeoRx shall have sole responsibility for the conduct of the recall and interface with customer and regulatory authorities in connection with the recall. NeoRx will Keep I3 apprised of all aspects of the recall and shall consult with I3 on all critical aspects of the recall. The parties shall disclose to each other all information necessary to prevent recurrence of the event or circumstance.

             ARTICLE XI - CONFIDENTIALITY; OWNERSHIP AND DISCLOSURES

11.1 CONFIDENTIAL INFORMATION

     Except to the extent expressly authorized by this Agreement, during the Term of this Agreement and for seven (7) years thereafter, neither Party shall:

     (a) disclose, publish, or make available any Proprietary Information disclosed to it by the other to any third party, including employees who do not need to know or have access to such Proprietary Information; or

     (b) sell, transfer, or otherwise use or exploit any such Proprietary Information disclosed to it by the other Party; or

     (c) knowingly permit the sale, transfer, use or exploitation by a third party of any such Proprietary Information which may have been disclosed to such third party, including employees who do not need to know or have access to such Proprietary Information.

11.2 OWNERSHIP

     (a) INVENTIONS. NeoRx and I3 agree that NeoRx owns all intellectual property rights related to the Product and each owns preexisting intellectual property rights related to the development of the Clinical Manufacturing Facility and Process and that all right, title and interest in all such prior intellectual property rights shall remain in the respective party (collectively these rights shall be called "Background Rights"). NeoRx shall solely own the intellectual rights in any inventions, improvements and discoveries, if any, which are developed jointly by the parties or by I3 individually associated directly with the Product. I3 and NeoRx shall own jointly the intellectual rights in the inventions, improvements and discoveries (collectively the "Joint Inventions"), if any, which are developed jointly by the parties or by I3 individually associated with the Clinical Manufacturing Facility or Process, including all rights to seek or obtain patent coverage for all or any part of the Clinical Manufacturing Facility or Process. The parties agree to work together in good faith to protect any such Joint Inventions, including the filing of any patent applications. As co-owners of the Joint Inventions and any patents related thereto (a) I3 shall not exploit such Joint Inventions or related patents, through license or otherwise, with respect to any radiolabeled product based on the DOTMP or EDTMP family, and (b) NeoRx shall have full power and authority to exploit such Joint Inventions in any manner NeoRx deems appropriate, including the granting of licenses related thereto, and I3 hereby consents to NeoRx making any such license and agrees to execute any documents necessary to acknowledge such consent; provided, however, that NeoRx will not allow any manufacturer that competes directly with I3 to use the Joint Inventions, through license or otherwise, unless such use is associated with the production of NeoRx products or a derivative thereof. In the event that either party elects not to participate equally in the cost of filing, prosecuting and maintaining in force patent applications or patents or other action to protect Joint Inventions, then the other party shall have the right, at its sole expense, to pursue such protection and shall be entitled to retain all right, title and interest in any resulting patents subject to the other party retaining an irrevocable, royalty free, nonexclusive license to use such Joint Inventions (a "Joint Invention License"). In the event I3 obtains a Joint Invention License, I3 shall not exploit such Joint Invention License, through sublicense, use or otherwise, with respect to any radiolabeled product based on the DOTMP or EDTMP family. In the event NeoRx obtains a Joint Invention License, it shall have full power and authority to exploit such Joint Invention License in any manner NeoRx deems appropriate, including the granting of sublicenses related thereto, and I3 hereby consents to NeoRx making any such sublicense and agrees to execute any documents necessary to acknowledge such consent; provided, however, that NeoRx will not allow any manufacturer that competes directly with I3 to use the Joint Inventions, through sublicense or otherwise, unless such use is associated with the production of NeoRx products or a derivative thereof.

     (b) PROPRIETARY INFORMATION. Each party's respective Proprietary Information that is supplied to the other party to assist it in carrying out its obligations hereunder shall remain the property of the supplying party and shall be returned to such party upon termination of this Agreement.

11.3 LIMITATIONS; DISCLOSURES

     (a) LIMITATIONS. For purposes of this Agreement, the term Proprietary Information shall not include information which:

          (i) is in the public domain or becomes generally available to the public through no fault of either party; or

          (ii) the Receiving Party can show by documentary evidence was within its possession or control prior to its being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, free of any obligation of confidentiality; or

          (iii) the Receiving Party can show by documentary evidence that came into its possession or control subsequent to the date of this agreement from a third party free of any obligation of confidentiality; or

          (iv) was independently developed by the Receiving Party without the aid, application or use of the Proprietary Information disclosed; or

          (v) is required to be disclosed by applicable law order of any governmental authority of competent jurisdiction (provided, that in such event, the Receiving Party shall provide the other party with notice of such law or order and provide reasonable cooperation in connection with any attempt to challenge or limit the scope of such disclosure).

     (b) DISCLOSURES. During the Term of this Agreement, neither Party shall make any press release or other disclosure of the terms of this Agreement without the prior written consent of the other Party, except as required by a court of competent jurisdiction and pursuant to the disclosure requirements of federal or state regulatory agencies, including the Securities and Exchange Commission. NeoRx and I3 shall jointly redact all Proprietary Information from this Agreement for filing with the Securities and Exchange Commission, and will jointly make a request for confidential treatment of such redactions.

                   ARTICLE XII - INDEMNIFICATION AND INSURANCE

12.1 INDEMNIFICATION BY NEORX

     NeoRx shall defend, indemnify, and hold harmless I3, its officers, agents, employees and Affiliates from any loss, claim, action, damage, expense or liability (including defense costs and reasonable attorneys' fees) arising out of NeoRx's (a) breach, violation or nonfulfillment of any of its covenant, agreements, representations or warranties under this Agreement, (b) handling, possession, or use of the Products, (c) negligent acts or omissions or willful misconduct, or (d) breach of any third party's trade secret rights, except for and to the extent that such loss, claim, action, damage, expense or liability is based on, arises out of, or is due to I3's (i) breach of any of its representations or warranties hereunder, (ii) negligent act or omission, (iii) willful misconduct, (iv) failure to Process the Product according to the Requirements or consistent with the applicable sections of the IND or NDA (whichever is applicable) and any corresponding licenses, registrations, authorizations or approvals of any governmental entity, or (v) failure to manufacture, handle, store, label, package, transport or ship the product in accordance with cGMP or any other applicable law, regulation, or other requirements of any applicable governmental entity.

12.2 INDEMNIFICATION BY I3

     I3 shall defend, indemnify, and hold harmless NeoRx, its officers, agents, employees and Affiliates from any loss, claim, action, damage, expense or liability (including defense costs and reasonable attorneys' fees) arising out of or related to I3's (a) breach, violation or nonfulfillment of any of its covenants, agreements, representations or warranties under this Agreement, (b) negligent acts or omissions or willful misconduct, (c) disposal of any Waste,
(d) failure to Process the Products in accordance with the Requirements, cGMP, any applicable laws or regulations, or the applicable sections of the IND or NDA (whichever is applicable) or any corresponding licenses, registrations, authorizations or approvals of any governmental entity (e) manufacture, handling, storage, labelling, packaging or delivery of the Product, or (f) breach of any third party's trade secret rights, except for and to the extent that loss, claim, action, damage, expense or liability is based on, arises out of, or is due to NeoRx's (i) negligent act or omission or willful misconduct or
(ii) breach of any its warranties or representations hereunder.

12.3 INJURIES TO EMPLOYEES

     NeoRx agrees that, in the event of a personal injury to a NeoRx employee in the course of his/her employment, NeoRx or its insurance carrier will be responsible for worker's compensation payments to such employee. I3 agrees that, in the event of a personal injury to a I3 employee in the course of his/her employment, I3 or its insurance carrier will be responsible for worker's compensation payments to such employee.

12.4 INDEMNIFICATION NOT A WAIVER

     A party's right to demand and receive indemnification pursuant to this
Article XII shall not be such party's exclusive remedy, and the exercise by such party of its right to demand and receive indemnification pursuant to this
Article XII shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise at law or equity.

12.5 PROCEDURE

     Each party agrees to give the indemnifying party (a) prompt notice of any claim or suit coming within the purview of the indemnities contained in this
Article XII, (b) all relevant facts in its possession or control, subject to the treatment of such information pursuant to Article XI, (c) the right to exclusive control of the defense of any action (at the indemnifying party's sole expense), and (d) its cooperation in the defense of any such action.

12.6 INSURANCE

     (a) PRODUCT LIABILITY INSURANCE. NeoRx shall obtain and maintain in effect, with financially sound and reputable insurers, product liability insurance or indemnity policies which name I3 as an additional insured, with respect to the manufacture, sale and use of commercial products produced by NeoRx that contain Products. Such insurance policies shall be in an amount not less than $5 million/$5 million for bodily injury and $5 million for property damage.

     (b) PRODUCT LIABILITY CLAIMS. Each party shall give the other prompt written notice of any injury alleged to have occurred as a result of the use of any Product, specifying the time, place and circumstances thereof and the names and addresses of the persons involved. Each party shall also forward promptly to the other copies of all papers received in respect of any matter arising out of the alleged injury.

     (c) MANUFACTURER'S INSURANCE. I3 shall obtain and maintain in effect, with financially sound and reputable insurers, appropriate insurance policies, with a minimum aggregate coverage of not less than $5,000,000 per annum, naming NeoRx as an additional insured, with respect to the Processing of the Products according to the Requirements.

     (d) EVIDENCE OF INSURANCE. Each party shall supply to the other copies of certificates of insurance giving evidence of procurement of the insurance in the amounts specified in this Article XII (including the naming of the other party as an additional insured, if required).

                       ARTICLE XIII - TERM AND TERMINATION

13.1 TERM

     (a) Subject to the parties' ability to terminate this Agreement as set forth in this Article XIII, the "Initial Term" of this Agreement shall commence on the Effective Date and shall continue through [ * ] (the "Initial Term").

     (b) Upon the expiration of the Initial Term, NeoRx shall have the option of extending this Agreement for up to an additional three (3) year term (the "Extension Term"); provided, that NeoRx shall exercise its option, if at all, in writing no later than six (6) months prior to the end of the Initial Term. The Initial Term and the Extension Term, if applicable, unless the Agreement is terminated by either party pursuant to the terms of this Agreement, are collectively referred to herein as the "Term."

13.2 TERMINATION BY EITHER PARTY

     Either party may terminate this Agreement at any time after the happening of any of the following events; provided, however, that the party terminating this Agreement shall provide the other with written notice of such termination prior to the date thereof:

     (a) either party breaching any of its agreements, covenants, representations or warranties as set forth in this Agreement and the breaching party fails to cure such breach within fifteen (15) days of written notice thereof from the non-breaching party; or

     (b) I3 fails to timely fulfill (i) [ * ] or (ii) [ * ], in accordance with this Agreement and the applicable Purchase Orders; provided, however, that prior to terminating this Agreement, a senior executive officer of NeoRx and a senior executive officer of I3 will meet in good faith within fifteen (15) days of I3's failure to timely fulfill the Purchase Orders as described above in an attempt to resolve any disputes or delays; or

     (c) a party is declared insolvent or bankrupt by a court of competent jurisdiction, or a party is served with an involuntary petition against it as part of an insolvency proceeding and such petition is not dismissed within sixty
(60) days after the filing thereof, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by a party, or a party makes or executes any assignment for the benefit of creditors, or a receiver is appointed to control the business of a party; or

     (d) if clinical or market data do not support the clinical development or commercialization of the Product, or if the FDA refuses to grant approval for the clinical development or commercialization of the Product within a commercially reasonable time, based on response data derived from clinical trials; or

     (e) the FDA, Texas Department of Health or other regulatory agency orders I3 to cease Processing the Product or orders NeoRx to cease commercially supplying Product; or

     (f) the parties fail to meet two (2) consecutive Milestones; provided, however, that prior to terminating this Agreement, a senior executive officer of NeoRx and a senior executive officer of I3 will meet in good faith within fifteen (15) days of the parties' failure to meet the second consecutive Milestone in an attempt to resolve any disputes or delays; or

     (g) I3 fails to meet either the Primary Completion Date or the Validation Completion Date, in accordance with Article II; provided, however, that prior to terminating this Agreement, a senior executive officer of NeoRx and a senior executive officer of I3 will meet in good faith within fifteen (15) days of the parties' failure to meet either Completion Date in an attempt to resolve any disputes or delays.

     Notwithstanding any provision in this Agreement to the contrary, I3 shall continue to Process the Product, and deliver Product in response to any Purchase Order, through the date of termination, unless such Process and delivery requirements are waived in writing by NeoRx.

13.3 DISPUTES

     Except as set forth in Sections 6.3 and 8.5, in the event of a good faith dispute regarding the interpretation of this Agreement, the parties agree they will endeavor to resolve such dispute amicably. In the event a dispute cannot be resolved by the parties, then upon the written request of any party that includes a summary of the dispute, the Chief Executive Officers, or other senior executive officer, of each party shall promptly meet and endeavor to resolve the dispute through good-faith negotiations within thirty (30) days of their receipt of the dispute. If any dispute goes unresolved after following the foregoing procedures, either party may terminate this Agreement.

13.4 RETURN OF INFORMATION

     Upon expiration or termination of this Agreement, I3 shall return to NeoRx all originals and copies of manuals, correspondence documents, records, and all written Proprietary Information it may have received or created concerning the preparation of Product.

13.5 ASSIGNMENT

     (a) NEORX. NeoRx may not assign its rights and/or delegate its obligations under this Agreement to any third party without I3's prior written consent; provided, however, that NeoRx may assign its rights and/or delegate its obligations under this Agreement, without I3's prior written consent, to a third party solely in connection with the sale, merger or transfer of substantially all of the assets to which this Agreement relates, provided such assignee or delegate agrees to be bound by the terms of this Agreement, and provided that such action would not in any way impair or jeopardize any pending or actual regulatory approval for the manufacture of Product or adversely affect the regulatory status of the Product.

     (b) I3. I3 may not assign its rights and/or delegate its obligations under this Agreement to any third party without NeoRx's prior written consent; provided, however, that I3 may assign its rights and/or delegate its obligations under this Agreement, without NeoRx's prior written consent, to a third party solely in connection with a merger, provided that such third party agrees to be bound by the terms of this Agreement, and provided that such action would not in any way impair or jeopardize any pending or actual regulatory approval for the manufacture of Product or adversely affect the regulatory status of the Product.

13.6 RIGHTS ON TERMINATION

     (a) CONTINUING OBLIGATIONS. Upon termination of this Agreement, each of the parties shall continue to be bound by its obligations under Articles VII and XI and Sections 12.1 through 12.5 of this Agreement.

     (b) NEORX'S ADDITIONAL REMEDIES. If NeoRx terminates this Agreement pursuant to Section 13.2(a) (for I3's breach of this Agreement) or Section 13.2(b) (for I3's failure to timely fulfill Purchase Orders) or 13.2(c) (for I3 being declared insolvent or bankrupt), then:

          (i) Within sixty (60) days of such termination, I3 shall pay a cancellation fee to NeoRx equal to [ * ]; provided, however, that if I3 has assigned any of its rights and/or delegated any of its obligations under this Agreement to any third party, then the cancellation fee owing to NeoRx shall be [ * ]. The parties acknowledge and agree that NeoRx's actual damages in the event of the termination of this Agreement as described above would be extremely difficult or impracticable to determine; therefore, the parties acknowledge that the termination fee reflects as accurately as possible actual costs that would be incurred by NeoRx, is a reasonable estimate of just compensation for such costs, and is not a penalty; and

          (ii) I3 shall pay to NeoRx the amount of any excess costs or expense incurred by NeoRx to obtain Product from a third party manufacturer; and

          (iii) within thirty (30) days of such termination, I3 shall deliver to NeoRx (A) all Dedicated Moveable Equipment in its then current condition, subject to any regulatory requirements to the contrary, at I3's expense, and (B) a commercially reasonable plan to transition the Processing of the Product to a third party manufacturer. NeoRx shall be responsible for the implementation of such transition plan. In the event that I3 fails to deliver to NeoRx any Dedicated Moveable Equipment within such thirty (30) days, then at NeoRx's discretion (C) I3 shall immediately deliver the Dedicated Moveable Equipment to NeoRx, (D) NeoRx may purchase replacement equipment and I3 shall reimburse NeoRx for all costs and expenses in making such purchase, or (E) I3 shall immediately pay to NeoRx an amount equal to such equipment's replacement value regardless of whether NeoRx purchases replacement equipment. In the event I3 fails to deliver to NeoRx a commercially reasonable transition plan, then within sixty (60) days of termination I3 shall pay to NeoRx [ * ]; and

          (iv) within seventy-five (75) days of such termination, I3 shall deliver to NeoRx all Dedicated Fixed Equipment in its then current condition, subject to any regulatory requirements to the contrary, at I3's expense. In the event that I3 fails to deliver to NeoRx any Dedicated Fixed Equipment within such seventy-five (75) days, then at NeoRx's discretion
     (A) I3 shall immediately deliver the Dedicated Moveable Equipment to NeoRx,
     (B) NeoRx may purchase replacement equipment and I3 shall reimburse NeoRx for all costs and expenses in making such purchase, or (C) I3 shall immediately pay to NeoRx an amount equal to such equipment's replacement value regardless of whether NeoRx purchases replacement equipment; and

          (iv) during the six (6) months following termination, if requested by NeoRx I3 shall provide at least one hundred and sixty (160) person-hours of the time of I3 employees, at no cost to NeoRx, to assist NeoRx in establishing a third party facility for Processing the Product; and

          (v) within thirty (30) days of such termination, I3 shall transfer to NeoRx all remaining raw materials and shipping materials already paid for by NeoRx (including, without limitation DOTMP), Batch records, standard test methods and Specifications in I3's possession, along with all data, documentation and other information directly relating to the Process subject to any regulatory requirements to the contrary; and

          (vi) immediately upon such termination, I3 shall cease using and shall return to NeoRx any and all of NeoRx's Proprietary Information; and

          (vii) I3 will, to the extent it is able to do so, continue to supply Product as may be requested by NeoRx, at the prices set forth herein until the earlier of (A) nine (9) months from the date of such termination, (B) the natural expiration date of this Agreement, or (C) the date upon which NeoRx has established an alternative source of manufacturing and supply services with respect to the Product, which source is capable of performing at levels satisfactory to NeoRx and has received all requisite regulatory and legal approvals to perform such manufacturing and supply services.

     (c)  I3'S ADDITIONAL REMEDIES. If I3 terminates this Agreement pursuant to
Section 13.2(a) (for NeoRx's material breach of this Agreement) or 13.2(c) (for NeoRx being declared insolvent or bankrupt), then:

          (i) within thirty (30) days of such termination, NeoRx shall pay to I3 any amounts not yet paid for the Construction Fee under this Agreement; and

          (ii) within sixty (60) days of such termination, NeoRx shall pay a cancellation fee to I3 equal to [ * ]. The parties acknowledge and agree that I3's actual damages in the event of the termination of this Agreement as described above would be extremely difficult or impracticable to determine; therefore, the parties acknowledge that the termination fee reflects as accurately as possible actual costs that would be incurred by I3, is a reasonable estimate of just compensation for such costs, and is not a penalty.

                           ARTICLE XIV - FORCE MAJEURE

     Neither Party hereto shall be liable to the other in damages for any delay or default in such Party's performance hereunder if such delay or default is caused by conditions beyond such Party's control including, but not limited to, delays by the FDA or other governmental agency at no fault of a party, acts of God, war, insurrection, civil commotion, destruction of production facilities or materials by earthquake, fire, flood or storm, labor disturbances including strikes or lockouts or epidemic ("Force Majeure"). Each Party hereto agrees to promptly notify the other Party of any event of Force Majeure and to employ all reasonable efforts toward prompt resumption of its performance hereunder when possible if such performance is delayed or interrupted by reason of such event; provided, however, that either party may terminate this Agreement if the parties cannot fully resume performance hereunder within thirty (30) days of the happening of an event of Force Majeure.

                           ARTICLE XV - MISCELLANEOUS

15.1 ASSIGNMENT

     This Agreement shall be binding upon and inure to the benefit of the Parties, their successors and permitted assigns.

15.2 GOVERNING LAW; VENUE; ATTORNEYS' FEES

     This Agreement, and all matters relating hereto, shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law. If either party is reasonably required to initiate legal action to enforce this Agreement, the prevailing party in such legal action shall be entitled to recover its reasonably attorneys' fees and costs.

15.3 ENTIRE AGREEMENT

     This Agreement, along with each Purchase Order, contains the entire understanding of the parties hereto relating to the subject matter contained herein, supersedes all prior agreements, promises and understandings of the parties. This Agreement may not be modified, amended or any provision waived except by unanimous written consent of the parties.

15.4 NOTICES

     All notices, demands, requests and other communications shall be in writing or by written telecommunication, and shall be given when delivered personally to the addressee or, if mailed, by certified mail, return receipt requested, postage prepaid, or sent by written telecommunication, when delivered to the addresses specified in the opening paragraph of this Agreement. Either party may from time to time change its address, facsimile number or designated individual by notice to the other party. Such notice, demand, request, and other communications shall be deemed to have been given as of the date so delivered or transmitted by facsimile (as long as the transmitting machine confirms successful transmission) or, if mailed, three (3) business days after the date so mailed, or, if sent by overnight courier service, one (1) business day after the date so sent.

15.5 RELATIONSHIP OF PARTIES

     The parties are acting herein as independent contractors and independent employers. Nothing herein contained shall create or be construed as creating a partnership, joint venture, joint employer or agency relationship between the parties and no party shall have the authority to bind the other in any respect.

15.6 NO WAIVER

     Any terms, covenants, or obligations of any party may be waived at any time in writing executed by the party or parties for whose benefit such terms exist. The failure to enforce any provision of this Agreement shall not constitute a waiver of any term hereof. No waiver in any one or more instances shall be deemed to be a further or continuing waiver of any other condition or any breach of any other terms, covenants or representations.

15.7 SEVERABILITY

     In the event that any provision of this Agreement shall be held invalid, illegal or unenforceable under applicable law such provision shall be made to conform to the law, and the remainder of this Agreement shall remain valid and enforceable, unless such invalidity, illegality or unenforceability substantially diminishes the rights and obligations, taken as a whole, of any party.

15.8 AGREEMENT APPROVAL

     Each party hereby represents and warrants that all necessary corporate approvals for this Agreement have been obtained, and the person whose signature appears below has the authority necessary to execute this Agreement on behalf of the party indicated.

15.9 CAPTIONS

     The captions in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

15.10 NON-SOLICITATION

     During the term of this Agreement and for one (1) year thereafter, the Parties agree not to solicit for employment each other's employees except those employees who have been terminated or laid off by either Party.

15.11 COUNTERPARTS

     This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same agreement.

15.12 FURTHER ASSURANCES

     Each party agrees that it shall execute such further documents and perform such further acts as may be necessary to comply with the terms of this Agreement.

15.13 INTELLECTUAL PROPERTY

     No trademark, trade name, logo, trade dress, copyright or license therein, or other intellectual property rights (collectively, "Intellectual Property") are conveyed by this Agreement, and neither party shall have the right to use the other party's Intellectual Property for any purpose whatsoever without prior written consent.

15.14 PRICING

     All references to pricing in this Agreement shall be in terms of U.S. dollars.

                         [signatures on following page]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by duly their authorized representatives, effective on this date first set forth above.

INTERNATIONAL ISOTOPES INC.             NEORX CORPORATION

By:                                     By:
   ------------------------------          ------------------------------
Name:                                   Name:
     ----------------------------            ----------------------------
Its:                                    Its:
    -----------------------------           -----------------------------

                                    EXHIBIT A
                            CONSTRUCTION DESIGN PLAN


                            [See attached materials]

                                    EXHIBIT B
                                   MILESTONES

                                      [ * ]

                                    EXHIBIT C
                     FINAL COMPOUNDED PRODUCT SPECIFICATIONS

                                      [ * ]

                                    EXHIBIT D
                                  REQUIREMENTS

PROCESSING PROCEDURES

     I3 shall Process each Batch in conformance with cGMP, Master Batch Records and all applicable federal, state and local laws and regulations. In addition, each Batch being Processed by I3 shall be subject to the following Batch Processing Procedures:

     (1) I3 will Process each Batch according to the conditions of the process which was validated according to I3's Process Validation Protocol and Validation Report.

     (2) All Quality Control Tests will be performed using the Validation test methods listed in the Product Specifications, and employing validated laboratory instrumentation.

     (3) At NeoRx's request, I3 will ship (at I3's cost) to NeoRx or its assigned contractor test samples of Batches in such amounts as determined by the parties.

                                    EXHIBIT E
                               DEDICATED PERSONNEL


                                      [ * ]